Exhibit 10.9

June 14, 2005

Joseph O. Evans, CPA

4444 N. Classen

Oklahoma City, OK 73118

Re: Conditional Employment Offer

Dear Mr. Evans:

Thank you for your interest in the position of Chief Financial Officer for Chaparral Energy, L.L.C. We are pleased to offer you this position conditional upon our receipt of an acceptable investigative report as required by company policy. This investigative report is done by a third party service and may include criminal, driving, and educational records. All information received will be kept strictly confidential. All Chaparral new-hires are also required to pass a drug test prior to employment.

The annual salary for this position will be $212,000.00 (Two Hundred Twelve Thousand dollars) payable biweekly at a rate of $8,153.85 per pay period, and any benefits which are generally offered to our employees from time to time will apply to this position.

Other more specific benefits are as follow:

1.	Vacation accrual will be at the rate of Three (3) weeks per year from date of employment to the fifth anniversary of your hire date; thereafter the accrual rate will be increased to Four (4) weeks per year for years five (5) through ten (10). Your initial accrual rate will be 4.615 hours per pay period.

2.	Reimbursement will be made for general and customary professional certification fees, related continuing professional education fees, and membership fees in professional associations, with prior approval by your immediate supervisor. These reimbursements will be approved in accordance with Chaparral’s normal policies.

3.	Chaparral’s 401(k) plan provides for immediate rollover of funds from an employee’s previous 401(k) plan at the employee’s discretion. Funds not currently in a ‘tax deferred’ 401(k) plan are not transferable. You will be eligible to make contributions to Chaparral’s 401(k) plan on the first day of the month following completion of 30 days of continuous full-time employment.

4.	It is the practice of Chaparral to conduct an annual Performance and Salary review for each of its employees. The date for annual reviews is January 1 of each year.

5.	Annual bonuses are based upon company profitability and are paid in December and in June. The minimum amount of your bonus for calendar year 2005 payable in two installments (December 15th and June 15th, 2006) will be $50,000.00 gross. If the company’s bonus payments to you under our current bonus plan do not equal $50,000.00 by the end of your first year of employment, a supplemental bonus will be paid on June 30th, 2006 in an amount that will allow the total to be $50,000.00 gross before taxes.

6.	On July 1, 2005 a Phantom Stock Award of $50,000 will be made under the terms and conditions of the Phantom Stock Program.

7.	You will be allowed 60 days from July 1, 2005 to allocate approximately 25% of your time to closing down your current business affairs. After Sept 1 and until March 1, 2006, you will be allowed the time, not to exceed 5% of a normal business day, and after March 1, 2006 until September 1, 2006 you will be allowed the time, not to exceed 1% of a normal business day, to finalize closing out the affairs of your company.

Offer Letter – June 14, 2005 Joe Evans	Page 2

8.	Future awards of bonuses and stock will be governed by the compensation committee, but will be in relation to profitability of the company and comparative analysis to other public companies approximate to our size.

9.	Waiver of the 30 day waiting period for medical insurance, causing the medical insurance to become effective on the first day of the month following the first day of employment.

10.	If Chaparral either terminates your employment without cause or undergoes a Section 5(c) Event (as described in Chaparral’s “Phantom Unit Plan” dated January 1, 2004 and which includes a provision for change in control), anytime before June 30, 2010, Chaparral guarantees that the minimum severance amount paid out to you as a combination of Bonus and Phantom Stock (listed under Items 5 & 6 above) will be $424,000 (less any required payroll deductions). In the event that Chaparral becomes a publicly traded entity, this provision will terminate automatically upon the adoption of a revised Severance Package as prepared by the Compensation Committee of the new public entity.

The position of Chief Financial Officer is subject to all the terms and conditions of the Employee Handbook with the exception of any benefits modified herein.

The above salary and benefits as outlined do not constitute any form of employment agreement or contract of employment. You agree that you are being offered employment, at will, and do not have a contract for employment for a specific term and that either you or Chaparral may terminate your employment at any time upon notice.

Please contact me if you have any questions concerning this offer of employment, otherwise please indicate your acceptance of this conditional offer in the space provided.

This conditional offer of employment shall be in effect for a period of 3 business days. If we have not heard from you by the end of the business day on June 17th, 2005, this conditional offer will expire.

Upon receipt of your acceptance and your completed Application for Employment, we will request the investigative report. As soon as we have received the results of this search, we will contact you.

Thank you again for your interest in Chaparral.

Sincerely,

/s/ Laura Martin

Laura Martin

Human Resources Manager

Agreed to and Accepted this 17 day of June 2005.

/s/ Joseph O. Evans

Joseph O. Evans